Exhibit 99.1

SmartStop®

Self Storage REIT, Inc.

...The Smarter Way to Store!®

SmartStop Self Storage REIT Announces Its Flip to Fully Unsecured on its Senior Credit Facility and Private Placement Notes

LADERA RANCH, CALIF. – April 17, 2025 – SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE:SMA), an internally managed real estate investment trust and a premier owner and operator of self-storage facilities in the United States and Canada, announced today that it has achieved the Security Interest Termination Conditions for its Credit Facility and 2032 Private Placement Notes (as defined in the Credit Facility Loan Agreement and Note Purchase Agreement), which resulted in both facilities becoming fully unsecured. Accordingly, the credit spread pricing grid associated with Revolving Commitments under the Credit Facility was immediately reduced by 25 basis points, and the unused fees on the Credit Facility were reduced by five basis points.

In addition, the Company elected to reduce the Revolving Commitments under the Credit Facility by $100 million. As a result of this election, the Total Commitments under the Credit Facility have been reduced to $600 million.

"This is a significant milestone just a few weeks after becoming a publicly traded company," stated H. Michael Schwartz, Chairman and Chief Executive Officer of SmartStop. "It truly is a testament to the strength of our balance sheet post-IPO, and it will help us to execute on our future growth strategy.”

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE:SMA) is a self-managed REIT with a fully integrated operations team of approximately 590 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of April 17, 2025, SmartStop has an owned or managed portfolio of 220 operating properties in 23 states, the District of Columbia, and Canada, comprising approximately 157,200 units and 17.7 million rentable square feet. SmartStop and its affiliates own or manage 41 operating self-storage properties in Canada, which total approximately 34,400 units and 3.5 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com

Contact:

David Corak

SVP of Corporate Finance & Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com